Exhibit 107

Calculation of Filing Fee Tables

Form F-3

(Form Type)

ARB IOT Group Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit(2)		Maximum Aggregate Offering Price(1)(2)		Fee Rate	Amount of Registration Fee
Newly Registered Securities
Equity	ordinary shares, par value $0.0001	Rule 457(o)		(2)		(2)		(2)
Debt	Debt Securities	Rule 457(o)		(2)		(2)		(2)
Other	Warrants	Rule 457(o)		(2)		(2)		(2)
Other	Rights	Rule 457(o)		(2)		(2)		(2)
Other	Units	Rule 457(o)		(2)		(2)		(2)
Unallocated (Universal) Shelf		Rule 457(o)		(2)		(2)	$100,000,000		$0.0001531	$15,310
					Total Offering Amount:		$100,000,000			$15,310
					Total Fee Offsets:					$0
					Net Fee Due:					$15,310

(1)	There are being registered hereunder such indeterminate (a) number of ordinary shares, $0.0001 par value per share (“Ordinary Shares”), (b) principal amount of debt securities, (c) number of warrants to purchase Ordinary Shares or debt securities; (d) number of rights to purchase Ordinary Shares, debt securities or other securities, and (e) number of units, as shall have an aggregate initial offering price not to exceed $100,000,000. If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $100,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The securities registered also include such indeterminate number of Ordinary Shares and debt securities as may be issued upon conversion, exercise or exchange of convertible, exercisable or exchangeable securities being registered hereunder or pursuant to the antidilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder include such indeterminate number of securities as may be issuable with respect to the securities being registered hereunder as a result of share splits, share dividends or similar transactions.

(2)	The proposed maximum aggregate offering price for each class of securities will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of securities pursuant to General Instruction II.G. of Form F-3 under the Securities Act.

(3)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(o) of Regulation C under the Securities Act.